EXHIBIT 99.1

ELMER BALDWIN APPOINTED PRESIDENT AND CEO
Proven IT Services Veteran Will Take Over November 1st

MINNEAPOLIS, MN, — November 1, 2007— Analysts International (NASDAQ: ANLY) announced today that the Board of Directors has confirmed Elmer Baldwin’s appointment as President and CEO, effective November 1, 2007.  Baldwin, 47, succeeds Mike LaVelle, 68, the interim President and CEO, who will continue to serve on the Board of Directors.

“The Board has conducted an extensive search over the past several months and we are extremely pleased that Elmer has accepted this position and will lead our team,” stated Dr. Krzysztof Burhardt, Chairman of the Board of Analysts International.  “We were looking for a talented leader, and Elmer is the right fit for Analysts International at this important juncture in our evolution.  He brings a deep understanding of our company to this role, since he has been working with us for four months as a consultant.  He has extensive experience in the IT services sector, with a focus on emerging technologies.  I would also like to take this opportunity to thank the Board, for the additional responsibilities they took on during this process, and especially Mike LaVelle, who has served as our interim CEO since February.  During this period, their support and guidance have been invaluable, and they will help facilitate a successful transition to the new leadership.”

Previously, Mr. Baldwin was Chief Executive Officer of BORN Information Services, Inc., a national IT consulting company based in Minnetonka, Minn., that offered a broad portfolio of technology and business solutions.  He led the turnaround of BORN and eventually facilitated the sale of the company to Fujitsu, where he remained in a senior role until the companies were fully integrated.  Prior to BORN, Mr. Baldwin served as President and COO of Manchester Companies, a role he assumed after Nuvolution, the company he founded, was sold to Manchester.  Nuvolution was a management and systems consulting firm that provided IT strategy, business process transformation and e-business services to medium to large enterprises.

“I am honored to have been chosen by the Board to lead Analysts International.  I look forward to working closely with our talented management team and 2800 associates throughout the country to restore our company’s bottom line and increase shareholder value,” said Baldwin.  “In the short-term, I will be keenly focused on expanding our employee base, improving our operating discipline and enhancing our business development efforts.  I want to thank our employees in advance for their dedication on this path to success, and our shareholders for their continued support. I am confident in our ability to build on our 40-year legacy as a leader in the IT staffing and solutions industry,” he said.

Elmer Baldwin has been an active member of Minnesota’s IT community for the past 21 years.  He has served as a senior executive at some of the most well-respected firms in the technology industry, including Accenture, Egghead Software, York & Associates and Oracle Corporation. He is a 1982 graduate of Loyola Marymount University of Los Angeles, Calif., with a BBA in Finance.  Baldwin resides in Deephaven, Minn., with his wife and son; their two adult children reside in St. Louis Park, Minn., and Seattle, Wash.

About Analysts International
Headquartered in Minneapolis, Analysts International is a diversified IT services company.  With sales and customer support offices in the United States and Canada, Analysts International provides information technology resources and solutions, including: Professional Services, which focuses on providing highly skilled placements; IT Resources Staffing, which is focused on providing reasonably priced resources to volume buyers effectively and on demand; and Technology Solutions, which provides network services, infrastructure, application integration, IP telephony and hardware solutions to the middle market. Analysts International’s Symmetry Workforce Solutions is a flexible set of services that support a customer’s supply chain management, ranging from resource allocation through billing and payment of suppliers. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach.  For more information, visit www.analysts.com.

Contact:
Al Galgano
Marian Briggs
Padilla Speer Beardsley
(612) 455-1700
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